EXHIBIT 15




USF&G Corporation



We are aware of the incorporation by reference in the Registration Statement (Form S-3) of USF&G Corporation for the registration of 250,000 shares of its $10.25 Series B Cumulative
Convertible Preferred Stock of our reports dated May 13, 1993,
August 12, 1993 and November 12, 1993 relating to the unaudited condensed consolidated interim financial statements of USF&G Corporation which are included in its Forms 10-Q for the quarters ended
March 31, 1993, June 30, 1993 and September 30, 1993.

Pursuant to Rule 436(c) of the Securities Act of 1933 our reports are not a part of the registration statement prepared or certified by accountants within the meaning of Section 7 or 11 of the Securities Act of 1933.



                                               ERNST & YOUNG

Baltimore, Maryland
January 18, 1994